Exhibit 99.1

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

(302) 658-9200

(302) 658-3989 FAX

David J. Teklits

302 351 9292

302 498 6212 Fax

dteklits@mnat.com

June 8, 2012

BY EMAIL AND FEDERAL EXPRESS

Thad A. Davis, Esquire

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, CA 94111-4006

Re:	Tang Capital Partners, LP v. Savient Pharmaceuticals, Inc., et al.

C.A. No. 7476 -VCG

Dear Thad:

I am in receipt of your letter dated June 7, 2012, on behalf of unidentified alleged holders of certain 4.75% Convertible Senior Notes due 2018 (the “Notes”) issued by my client, Savient Pharmaceuticals, Inc. (“Savient”). In your letter, you state that those alleged holders have notified U.S. Bank National Association, as indenture trustee for the Notes (the “Trustee”), that an Event of Default has occurred under Section 6.01(j) of the indenture dated as of February 4, 2011 governing the Notes (the “Alleged Event of Default” under the “Indenture”). You further state that, as a result of the Alleged Event of Default, principal and interest on the Notes is accelerated (the “Alleged Acceleration”).

The Alleged Event of Default and the Alleged Acceleration are transparent pretexts manufactured by your clients solely to harm Savient. Stated simply, your clients are aware that they have no right to seek appointment of a receiver under the Indenture because no Event of Default has occurred, and now are attempting to secretly use an improperly filed lawsuit that they had no standing to bring to manufacture an Event of Default, thereby violating the very provision of the Indenture that they seek to avoid. Accordingly, your clients’ actions have been taken in bad faith, violate basic principles of equity and law, and reflect an abuse of the legal process. Savient intends to pursue all appropriate remedies for this misconduct, and demands that you and any alleged noteholder on whose behalf you purport to act immediately notify the Trustee in writing that the notice apparently sent to the Trustee is void and of no effect.

Thad A. Davis, Esq.

June 8, 2012

Specifically, you state in your letter that the Alleged Event of Default and Alleged Acceleration are based solely upon the pendency of a lawsuit filed by Tang Capital Partners, LP (“Tang”) against Savient in the Delaware Court of Chancery (the “Delaware Action”) for thirty days without a dismissal or a stay. The Delaware Action is not and cannot be a basis for any Event of Default or acceleration under Section 6.01(j) of the Indenture for at least four independent reasons.

First, Tang is both the plaintiff in the Delaware Action and undoubtedly one of the unidentified alleged holders referenced in your letter. Tang cannot manufacture an Event of Default under the Indenture through its pursuit of the baseless Delaware Action.

Second, the Delaware Action is not an action within the description of Section 6.01(j). Section 6.01(j) relates only to the appointment of a receiver in certain third-party “bankruptcy” and “insolvency” proceedings under federal and state creditor rights laws. The Delaware Action is not one of these proceedings. Rather, Tang’s claim for the appointment of a receiver in the Delaware Action is a request made in a corporate governance context under the Delaware General Corporation Law — a context wholly apart from the bankruptcy and insolvency proceedings described in, and intended by, Section 6.01(j).

Third, as Savient has explained in its motion to dismiss in the Delaware Action as well as other filings in that lawsuit, the Delaware Action is barred by the express terms of the Indenture. Indeed, the No Action Clause in the Indenture expressly barred Tang from bringing any claims against the Company, including its claim for appointment of a receiver. Such a meritless action, brought by a party with no standing, cannot be the basis for an Event of Default or acceleration of any type.

Fourth, it is evident from the assertions in your letter that Tang has manipulated the judicial process in the Delaware Action to create the circumstances in which the Alleged Event of Default could be asserted. Tang had a duty of candor to the Delaware Court, and it breached that duty by not disclosing its intention to use the continued pendency of the Delaware Action as a pretext for the Alleged Event of Default. That intention, as improper as it is, should have been disclosed to the Court in the initial proceedings in the Delaware Action, and the failure of Tang to disclose that intention further discredits both the Delaware Action and the Alleged Event of Default.

The conduct that Tang and the unidentified alleged holders referenced in your letter have pursued, both in the Delaware Action and in respect of the Alleged Event of Default and the Alleged Acceleration, are improper and troubling. Among other things, Savient believes that your clients are acting in bad faith, tortiously interfering with Savient’s business, and acting contrary to basic principles of equity and law. Savient reserves all rights with respect to any party engaged in this scheme to create a pretextual basis to damage Savient.

Sincerely,

/s/ David J. Teklits

David J. Teklits